Exhibit 10.1

EXHIBIT A

RETAINERS, FEES AND SHARE OWNERSHIP GUIDELINES

Base Annual Retainer

Capacity of Service	Annual Amount	Payment Schedule
Non-Employee Director	$80,000	Annually on the date of each annual meeting for the upcoming plan year

Supplemental Annual Retainers

Capacity of Service	Annual Amount		Payment Schedule
Chair or Co-Chair of the Board		$160,000	Quarterly on the first day of each calendar year

Chair of Audit Committee Chair of Compensation Committee Chair of Finance Committee Chair of Governance Committee Chair of Regulatory Compliance Committee	$ $ $ $ $	7,500 7,500 7,500 7,500 7,500	Annually on the date of each annual meeting for the upcoming plan year

Meeting Fees

Type of Meeting	Meeting Fee*	Payment Schedule
Any Board or Committee meeting held in person (whether regularly scheduled or specially called)	$2,000	Quarterly in arrears, payable on the first day of the following quarter

Any Board or Committee meeting held by conference call (whether regularly scheduled or specially called)	$500	Same

*	A separate meeting fee is paid for each meeting attended, whether or not held on the same day. A single meeting fee is paid for a single meeting that covers more than one day.

Special Project Fees

Project	Fee	Payment Schedule
Special project undertaken at request of the Board in capacity as a Non - Employee Director	Up to $1,000 per day	Upon completion of project

Minimum Stock Ownership Guidelines: 20,000 Shares. Once the guideline level has been achieved, the director is expected to hold such number of Shares until his or her termination as a director.